Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-227167 on Form S-3 and Registration Statement Nos. 333-196007, 333-201048, 333-202830, 333-204771, 333-209997, 333-216652, 333-223624, 333-230278, and 333-233084 on Form S-8 of our reports dated March 11, 2020, relating to the financial statements of SCYNEXIS, Inc. and the effectiveness of SCYNEXIS, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SCYNEXIS, Inc., for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 11, 2020